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Contacts:
Conseco--Jim Rosensteele (317) 817-2893
Life Partners Group--Roy Winnick, Kekst and Company (212) 593-2655

FOR IMMEDIATE RELEASE

             CONSECO AND LIFE PARTNERS GROUP SIGN DEFINITIVE MERGER
                                   AGREEMENT;
             CONSECO TO PURCHASE ALL LPG SHARES FOR $600 MILLION IN
                                     STOCK;
                 CONSECO TERMINATES ITS ACQUISITION PARTNERSHIP


     Carmel, Ind. and Englewood, Col.: March 12, 1996 -- Conseco, Inc. (NYSE:CNC) and Life Partners Group, Inc. (NYSE:LPG) today jointly announced that they have signed a definitive merger agreement providing for all LPG shareholders to receive $21.00 in Conseco stock for each of their shares.

     In the merger, each of the issued and outstanding shares of LPG common stock would be converted into the right to receive a fraction of a share of Conseco common stock determined by dividing $21.00 by the average pre-split closing price of Conseco common stock during the 20 trading days ending two days prior to the merger (such fraction on a pre-split basis to be not more than 0.3500 nor less than 0.2917). (As previously reported, Conseco common stock will split two-for-one effective April 1, 1996.) The total value of the transaction would be approximately $840 million--including $600 million to purchase LPG's
28.6 million fully diluted common shares and $240 million of existing LPG long-term debt to be assumed by Conseco. Under the merger agreement, LPG would become a wholly owned subsidiary of Conseco.

     Consummation of the merger, which is subject to customary terms and conditions, including approval by the stockholders of both LPG and Conseco and regulatory approvals, is expected before the end of June. A termination fee of $20 million is payable under certain circumstances by either party if its shareholders do not approve the transaction.

     Conseco Chairman Stephen C. Hilbert said, "The merger with Life Partners Group is expected to be accretive to Conseco's earnings per share and should boost our projected annual EBIT (earnings before interest and taxes) cash flow to approximately $500 million. There is a fundamental reason why we are taking this major strategic step: we view product distribution as the key to our continued growth. LPG's universal life, traditional life and deferred annuity businesses will complement Conseco's current products, and LPG's 30 marketing organizations and 25,000 agents will significantly expand Conseco's current distribution capability and provide new opportunities to cross-sell our current products. Conseco currently distributes: (1) Medicare supplement, long-term care, life insurance and annuities to America's seniors through approximately 200 branch offices and 3,300 career agents; (2) tax-qualified annuities primarily to school teachers and administrators through approximately 3,000 educator market specialists; and (3) retirement annuity and life insurance products through approximately 9,000 professional independent producers. We believe that joining forces with LPG will create a company with unexcelled product diversity and distribution strength," Hilbert said.

                                     -more-
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                                                Conseco/Life Partners Group (2)
                                                                 March 12, 1996

     "The combined organization will have stronger profitability, more diversified operations and greater financial flexibility than either company now enjoys," Hilbert said. "These benefits, we believe, will translate over time into significantly higher claims-paying ratings for the life insurance operating companies. Further, we believe that Conseco's proven administrative systems and customer-focused operating philosophy will result in improved service for LPG's agents and policyholders.

     "In LPG we see an innovative approach to marketing life products and a group of highly motivated producers who have formed partnerships with the company. We are eager to work with those partnering agents and to expand their product offerings."

     John H. Massey, chairman and chief executive officer of Life Partners Group, said, "The strategic business combination of Conseco and Life Partners Group is a unique opportunity for both companies to build value for their respective shareholders, policyholders, agents and other business partners.

     "The combined organization will rank among the top life and health insurance companies in the nation," Massey said. "It will bring together Conseco, a Wall Street and insurance industry star that views life insurance distribution as a key to its continued success--and that values highly our Client Company concept--and Life Partners, with our outstanding life insurance distribution system, broad product line, 25,000-agent network, and, through Lamar Life, our international capabilities. As such, this proposed transaction will benefit the entire Life Partners Group organization, making it part of one of the strongest, most dynamic, and fastest-growing companies in the highly competitive insurance industry."

     Upon completion of the LPG merger, Conseco would have shareholders' equity of $1.9 billion, a debt-to-capital ratio of 32 percent, $29 billion of invested assets under management, $23 billion of assets on its balance sheet, and combined annual collected premiums of $2.8 billion.

     Separately, Conseco announced today that it is terminating its acquisition partnership, Conseco Capital Partners II, L.P. Hilbert said the decision stems from two changes. "First," Hilbert said, "the regulatory environment has changed for insurance company acquisitions. Second, Conseco, too, has changed since the partnership was forming in 1993. We have achieved the size and financial strength needed to accomplish acquisitions without outside capital. We will manage the partnership's investment in American Life Group to enable us to make a distribution to the limited partners as soon as is practicable. We've formed some great relationships with our limited partners and we look forward to working with them in the future."

     Life Partners Group, headquartered in Englewood, Col., is a life insurance holding company that, through its insurance subsidiaries, Massachusetts General Life, Philadelphia Life and Lamar Life, sells a diverse portfolio of universal life insurance and annuity products.
                                     -more-


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                                                 Conseco/Life Partners Group (3)
                                                                  March 12, 1996

     Life Partners Group was formed in 1990 when a group of investors led by Hicks, Muse, Tate & Furst Incorporated of Dallas, a leading private investment firm, purchased seven life insurance companies, including Massachusetts General Life and Philadelphia Life, from I.C.H. Corp.

     Conseco, a financial services organization headquartered in Carmel, Ind., owns and operates life insurance companies and provides investment management, administrative and other services for fees.

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